UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ROCKWELL MEDICAL, INC.
(Name of Registrant as Specified in Its Charter)

RICHMOND BROTHERS, INC.

RBI PRIVATE INVESTMENT I, LLC

RBI PRIVATE INVESTMENT II, LLC

RBI PI MANAGER, LLC

RICHMOND BROTHERS 401(K) PROFIT SHARING PLAN

DAVID S. RICHMOND

MATTHEW J. CURFMAN

NORMAN J. RAVICH IRREVOCABLE TRUST

NORMAN AND SALLY RAVICH FAMILY TRUST

ALEXANDER COLEMAN RAVICH 1991 IRREVOCABLE TRUST

ALYSSA DANIELLE RAVICH 1991 IRREVOCABLE TRUST

MARK H. RAVICH

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Richmond Brothers, Inc. and Mark H. Ravich, together with the other participants named herein (collectively, “Richmond Brothers”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of Richmond Brothers’ highly-qualified director nominee to the Board of Directors of Rockwell Medical, Inc., a Michigan corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On April 28, 2017, FinancialAdvisorIQ.com issued the following article, which includes certain statements by David S. Richmond, the Chairman of Richmond Brothers, Inc. In addition, the article has been posted by Richmond Brothers to www.richmondbrothers.com/time-for-action-at-rmti, which can be reached from www.richmondbrothers.com:

Wealth Firm Picks Activist Investor Fight

By Thomas Coyle April 28, 2017

Citing a fiduciary duty to its clients, financial planning firm Richmond Brothers has taken the unusual step of launching a proxy attack on Rockwell Medical, a Nasdaq-listed company that develops and markets treatments for kidney diseases.

“I’ve never heard of a firm like ours doing anything like this,” says David Richmond, board chairman and co-owner of Jackson, Mich.-based Richmond Brothers, an RIA that manages about $300 million. “But we hang our own shingle and create our own opportunities and liabilities, and we truly believe we’re doing what’s right for our clients.”

Richmond Brothers, on behalf of its executives and clients, and in partnership Mark Ravich, a Minneapolis-based businessman – who together represent almost 12% of Rockwell Medical’s outstanding common stock – wants a seat on Rockwell’s board to steer the company toward new strategies.

These shareholders want Rockwell Medical to improve sales of Triferic, an iron-replacement drug that’s done well in clinical reviews, and position itself for success with Calcitriol, a generic drug for patients in need of dialysis for which the company soon expects to receive FDA approval to manufacture.

In addition, says Richmond, the activists feel Rockwell Medical’s management – especially its CEO and founder Rob Chioini – is over-compensated.

Wixom, Mich.-based Rockwell Medical has a market capitalization of $457.5 million on 51.5 million shares and an intraday share price of $8.68 on April 27, according to Google Finance.

“This could be a $40 stock,” says Richmond, who has owned shares in Rockwell Medical since “about 2002” and started recommending the issues to clients shortly thereafter.

Chioini has told the dissident shareholders Rockwell Medical has a long-term strategy “to grow revenue by first securing the highest Medicare reimbursement possible, signing lucrative contracts with national dialysis companies for Triferic” and carving out partnerships for international sales, according to Crain’s Detroit Business.

“We have met with and tried to work with David, and for whatever reason, we are where we are today,” Chioini tells Crain’s, referring to Richmond by his first name.

Richmond says he’d rather fight than sell his Rockwell Medical shares — or recommending his clients do so — because he has the means to effect positive change at the company and he owes it to his clients to try.

“If we are not on the board they’re not going to do the right thing,” he says. “Our whole idea is to unlock the full value of the stock” as part — he says — of his firm’s fiduciary obligation to his clients.

But does Richmond Brothers run afoul of the fiduciary standard when its executive personally owns shares in the company he’s fighting?

Not at all, says Tamar Frankel, an expert on business ethics, fiduciary law and corporate governance.

“They’re saying they were entrusted with the power to represent their clients and use their expertise and judgment in doing that,” Frankel, a professor at Boston University’s law school, says of Richmond Brothers in its role as activist shareholder. “That’s what the fiduciary duty is.”

Adds Frankel: “If they judge there is no conflict — and if it’s something they themselves would do — then there is no conflict.”

That said, Frankel believes Richmond Brothers is taking a slight fiduciary risk in one respect. If the firm’s actions with respect to Rockwell Medical are born of a desire “to make a reputation” and if these actions end up harming clients — by, for instance, further reducing the value of the shares in question — it might amount to “a very thin and watery conflict” in the form of a potential reduction “in the value of their judgment.”

Richmond seems to be of two minds about that.

On one hand, he doesn’t plan to make his firm a serial — or even a repeat — shareholder activist. He thinks it’s too time-consuming and expensive. “All the costs are coming out of our pockets personally,” he says, referring to himself and other brass at Richmond Brothers. “We can’t charge clients for any of this. It’s not in our business model, so it wouldn’t be fair.”

On the other hand, Richmond sees activism as a significant value-add that could get on the menu at some RIAs.

“If you look at the industry, a lot of people are saying there will be fewer RIAs and those will be bigger than they generally are now,” Richmond tells FA-IQ. “At the same time, activism has blossomed, so it “could be part of an RIA’s service offering” — even if it calls for “a strong stomach” and a willingness “to spend a lot of money.”

In conclusion, says Richmond, “If I were a client, I would want to be with someone who was willing to walk to the ends of the earth for me.”

The spat between Rockwell Medical and the activists may come to a head on June 1. That’s when the company has its next shareholder meeting.